Exhibit 99.1


                                  COMPANY CONTACT:
                                          Checkpoint Systems, Inc.
                                          Craig Burns
                                          Chief Financial Officer
                                          (856) 848-1800
                                  INVESTOR RELATIONS CONTACTS:
                                          Marco Lima, Lindsay Hatton
                                          FD Morgen-Walke
                                          (212) 850-5600
                                  PRESS CONTACT:
                                          Scot Hoffman
FOR IMMEDIATE RELEASE                     FD Morgen-Walke
---------------------                     (212) 850-5600


               CHECKPOINT SYSTEMS, INC. ORGANIZES MANAGEMENT TEAM
  - Assigns new responsibilities aimed at positioning the Company for growth -


Thorofare, NJ, August 29, 2002 - Checkpoint Systems, Inc. (NYSE: CKP) today announced the assignment of new responsibilities at the senior management level aimed at positioning the Company for growth.

John E. Davies, Jr., Executive Vice President, will be responsible for sales and marketing for the United States, International Americas and Asia Pacific. Per Levin, Vice President and General Manager of Europe, will continue to lead the European Organization. Craig Burns, Chief Financial Officer and Treasurer, will assume the responsibilities related to operations, manufacturing, supply chain and product development. All three senior managers will report directly to George Off, Chairman of the Board of Directors and Chief Executive Officer.

Mr. Off commented, "As we position Checkpoint for growth, I am excited by the opportunity to build on a talented management team from within. These senior managers are proven performers and are ready to take on additional responsibilities."

Mr. Burns and Mr. Davies are assuming the responsibilities previously assigned to Bill Reilly, who is retiring from his position as Chief Operating Officer, effective September 27, 2002. Mr. Reilly will remain a consultant to the Company. In the third quarter 2002, Checkpoint will incur a one-time charge of approximately $1.5 million related to post-employment benefits in connection with Mr. Reilly's retirement.

Mr. Off concluded, "Bill has been a key member of the management team for 14 years. During this tenure, he has helped develop our domestic and international business, while establishing countless relationships on behalf of Checkpoint. It is with many thanks that we acknowledge his contributions to the Company."

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems, and retail merchandising systems. Applications include automatic identification, retail security, and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s web site is located at www.checkpointsystems.com.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

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